Exhibit 15.2

KPMG LLP 100 New Park Place, Suite 1400 Vaughan, ON L4K 0J3 Tel 905-265 5900 Fax 905-265 6390 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Li-Cycle Holdings Corp.

We consent to the use of:
•our report dated February 6, 2023 on the consolidated financial statements of Li-Cycle Holdings Corp. (the “Entity”) which comprise the consolidated statement of financial position as at October 31, 2022, the related consolidated statements of comprehensive loss, changes in equity and cash flows for the year ended October 31, 2022, and the related notes (collectively the “consolidated financial statements”), and
•our report dated February 6, 2023 on the effectiveness of the Entity’s internal control over financial reporting as of October 31, 2022 each of which is included in the Annual Report on Form 20-F of the Entity for the fiscal year ended October 31, 2022.

We also consent to the incorporation by reference of such reports in the Registration Statement (No. 333-261568) on Form S-8 and in Registration Statement (No. 333-267419) on Form F-3 and related prospectus of the Entity.

/s/ KPMG LLP

February 6, 2023
Vaughan, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.
Document classification: KPMG Confidential